For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS TO RESTATE FORMS 10-Q
TO RECLASSIFY SOME SHORT-TERM INVESTMENTS

Mountain View, CA—December 18, 2006—Catapult Communications Corporation (Nasdaq: CATT) today announced that it will restate its fiscal 2006 Forms 10-Q to reclassify certain highly-rated investments from cash equivalents to short-term investments in its balance sheets and statements of cash flows. This restatement has no impact on the Company’s revenue, net income (loss), working capital, total assets, stockholders’ equity, net income (loss) per share or cash flows from operations for any prior periods.

“In assessing our financial position, we consider cash, cash equivalents and short-term investments in total, and there has been no change in this total,” commented Richard A. Karp, Catapult’s Chairman and Chief Executive Officer. “The distinction between these categories is not significant for the Company’s liquidity or financial position.”

The short-term investments that were not correctly classified are variable rate demand notes purchased by the Company in the first quarter of fiscal 2006. Although these notes should be classified as short-term investments based on their final legal maturities, they are saleable at frequent regular auctions and tenderable to major global banks in the event of auction failure. Thus neither the investment quality nor the liquidity of these investments is at issue.

To permit this reclassification, the Company has requested an extension of time to file its Annual Report on Form 10-K for fiscal 2006. The Company will file as soon as practicable both its Form 10-K and a Form 10-Q/A for each of the first three quarters of fiscal 2006 to restate its balance sheets at December 31, 2005, March 31, 2006 and June 30, 2006 and its statements of cash flows for the periods then ended. For additional information, investors or other interested parties should refer to the Company’s report on Form 8-K filed today.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Lucent, Motorola, NEC, NTT DoCoMo and Nortel. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, 3G, VoIP, GPRS, SS7, Intelligent Network, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

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